Exhibit 99.1

Disaboom Completes $5.0 Million Equity Financing

Denver, Colo., December 11, 2007 – Disaboom, Inc., (OTCBB: DSBO), the first online community for people living with or directly affected by disabilities or functional limitations, today announced that it has closed a private placement with certain accredited investors with respect to 6,666,660 shares of common stock at a purchase price of $0.75 per share, and 5,000,000 warrants to purchase the same number of shares exercisable at $1.00 per share for a term of three years, for gross proceeds of $5,000,000.

We are excited to have closed this round of financing, as it validates the progress the company has made since our launch and the success of our business strategies,” said J.W. Roth, Chairman and CEO of Disaboom. “We could not be more pleased with our outlook as we head into 2008 as we are seeing a strong up-tick in monthly visitors and continue to bring on board top-tier advertising partners.”

About Disaboom
Disaboom, Inc. was founded to develop the first interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. It will also serve as a comprehensive online resource not only for people living with such conditions, but also their immediate families and friends, caregivers, recreation and rehabilitation providers, and employers. There are more than 54 million American adults living with disabilities or functional limitations today in the United States alone. Founded and designed by doctors and fellow disaboomers to meet this untapped market’s specific needs, disaboom.com will bring together content and tools ranging from specialized health information to social networking to daily living resources, in a single interactive site.

Disclaimers & Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the continuing development of the Company’s website, the prospects for selling advertising on the website and new visitors and visitor page views related to advertising agreements, the Company’s anticipated growth and potentials in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in our filings with the SEC, available at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise, other than as required by law.

© Disaboom, Inc., 2007.

For more information about Disaboom, Inc., contact J.W. Roth at (720) 407-6532 or Molly Plyler of The Blueshirt Group at (415) 217-5867, and please visit the “About Us” section of our web site at www.disaboom.com.